Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194431

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 16, 2016

Preliminary prospectus supplement

(To Prospectus dated November 16, 2016)

Weatherford International plc

84,500,000 ordinary shares

Warrant to purchase 84,500,000 ordinary shares

and 84,500,000 ordinary shares issuable upon exercise of the warrant

We are offering directly to a selected institutional investor (i) 84,500,000 ordinary shares at a price of $5.40 per ordinary share, (ii) one warrant to purchase 84,500,000 ordinary shares on or prior to the date that is 30 months after the date such warrant is issued at an exercise price of $6.43 per ordinary share (the “Warrant”) and (iii) 84,500,000 ordinary shares issuable upon exercise of the Warrant at the public offering price per ordinary share set forth below. The ordinary shares, the Warrant, and the ordinary shares issuable upon the exercise of the Warrant are sometimes collectively referred to herein as the “securities.” See “Description of Our Ordinary Shares” and “Description of the Warrant” for a more complete description of the securities offered hereby, beginning on page S-15.

Our ordinary shares are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “WFT.” On November 15, 2016, the last reported sale price of our ordinary shares on the NYSE was $5.14 per share. There is no established public trading market for the Warrant, and we do not expect one to develop. We do not intend to apply to list the Warrant on any securities exchange.

Investing in our ordinary shares involves risks. Before buying our ordinary shares, you should read the discussion of material risks described in “Risk Factors” beginning on page S-3 of this prospectus supplement for more information.

	Per ordinary share(1)	Total

Public offering price	$	$

Placement agent fees(2)	$	$

Proceeds to us (before expenses)	$	$

(1)	The Warrant is being offered to the institutional investor for no additional consideration. The above proceeds do not include ordinary shares that may be issued upon the exercise of the Warrant.

(2)	See “Plan of Distribution (Conflicts of Interest)” beginning on page S-35 of this prospectus supplement for more information concerning placement agent compensation. We have retained J.P. Morgan Securities LLC as our exclusive placement agent to use its “best efforts” to solicit offers to purchase our securities in this offering. The placement agent has no obligation to buy any securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, this document is not intended to be and is not a prospectus for the purposes of the Companies Act 2014 of Ireland (the “Irish Companies Act”), the Prospectus Directive (2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland, and the Central Bank of Ireland has not approved this document.

Delivery of the ordinary shares and the Warrant offered hereby will be made on or about November     , 2016 through the book-entry facilities of The Depository Trust Company, subject to customary closing conditions.

J.P. Morgan

Prospectus Supplement dated November     , 2016

Prospectus supplement

Prospectus

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You should rely solely on the information contained in this preliminary prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us (which we refer to as an “Issuer free writing prospectus”) and the documents incorporated by reference in this preliminary prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this preliminary prospectus supplement, the accompanying prospectus, any related issuer free writing prospectus, or any document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

About this prospectus supplement

This document contains two parts. The first part consists of this preliminary prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this preliminary prospectus supplement and the accompanying prospectus, you should rely on the information in this preliminary prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find Additional Information.”

Notice to investors

This document is not a prospectus within the meaning of the Irish Companies Act, the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 23 of the Irish Companies Act) or the Prospectus Directive (2003/71/EC) (as amended). This document has not been approved or reviewed by or registered with the Central Bank of Ireland or any other competent authority or regulatory authority in the European Economic Area. This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC). Weatherford is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or the Markets in Financial Instruments Directive (2004/39/EC) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

Cautionary statement regarding forward-looking statements

The information in this prospectus supplement and the accompanying prospectus, including in the documents incorporated by reference herein, contains various statements relating to future financial performance and results, including certain projections, business trends and other statements that are not historical facts. These statements constitute “forward-looking statements” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements reflect our beliefs and expectations based on current estimates and projections. While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, these statements are subject to numerous risks and uncertainties. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Furthermore, from time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to correct, update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws. The following sets forth various risks and uncertainties relating to those statements. Certain of these risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus supplement and the accompanying prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, those described under “Risk Factors” in this prospectus supplement, the accompanying prospectus, our most recent Annual Report on Form 10-K (the “Form 10-K”) and the following:

•	the price volatility of oil, natural gas and natural gas liquids, including the impact of the significant decline in the price of crude oil;

•	global political, economic and market conditions, political disturbances, war, terrorist attacks, changes in global trade policies, and international currency fluctuations;

•	nonrealization of expected benefits from our acquisitions or business dispositions and our ability to execute such acquisitions and dispositions;

•	our ability to realize expected revenues and profitability levels from current and future contracts;

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our ability to manage our workforce, supply chain and business processes, information technology systems and technological innovation and commercialization, including the impact of our cost reduction plans;

•	our high level of indebtedness;

•	increases in the prices and availability of our raw materials;

•	potential non-cash asset impairment charges for long-lived assets, goodwill, intangible assets or other assets;

•	changes to our effective tax rate and cash tax payments;

•	non-realization of potential earnouts associated with business dispositions;

•	downturns in our industry which could affect the carrying value of our goodwill;

•	member-country quota compliance within the Organization of the Petroleum Exporting Countries;

•	adverse weather conditions in certain regions of our operations;

•	our ability to realize the expected benefits from our redomestication from Switzerland to Ireland and to maintain our Swiss tax residency;

•	failure to ensure on-going compliance with current and future laws and government regulations, including but not limited to environmental, tax and accounting laws, rules and regulations; and

•	limited access to capital, significantly higher cost of capital, or difficulty raising additional funds in the equity or debt capital markets.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act. For additional information regarding risks and uncertainties, see our other filings with the SEC. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our web site www.weatherford.com under “Investor Relations” as soon as reasonably practicable after we have electronically filed the material with, or furnished it to, the SEC.

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Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and similar sections in any subsequent Exchange Act reports that we incorporate by reference in this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before investing in the ordinary shares.

Overview

Weatherford International plc, an Irish public limited company, together with its subsidiaries as the context requires (“Weatherford,” the “Company,” “we,” “us” and “our”), is a multinational oilfield service company and is one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years. We conduct operations in over 100 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world.

Our principal business is to provide equipment and services to the oil and natural gas exploration and production industry, both on land and offshore, through our three business groups: (1) Formation Evaluation and Well Construction, (2) Completion and Production and (3) Land Drilling Rigs, which together include 14 product lines.

Corporate information

Our headquarters are located at Bahnhofstrasse 1, 6340 Baar, Switzerland and our telephone number at that location is +41.22.816.1500. We are incorporated in Ireland; however, we are a Swiss tax resident. Our internet address is www.weatherford.com. General information about us, including our corporate governance policies, code of business conduct and charters for the committees of our Board of Directors, can be found on our web site under the “Investor Relations” section. Except for information specifically incorporated by reference into this prospectus supplement that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement.

Notes offering

On November 15, 2016, we announced the private placement of $540 million in aggregate principal amount of 9.875% Senior Notes due 2024 (the “Notes”) pursuant to an offering conducted in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended. We expect to receive net proceeds from the Notes offering of approximately $528 million after deducting the initial purchaser’s discount and estimated offering expenses payable by us. Any such sales of the Notes in the public market may affect the price of our ordinary shares. We expect to close the Notes offering on or about November 18, 2016. The completion of the Notes offering is not contingent on the completion of this offering and this offering is not contingent on the completion of the Notes offering.

The offering

Issuer	Weatherford International plc.

Ordinary shares offered by us	84,500,000 ordinary shares.

Warrant offered by us	A Warrant to purchase 84,500,000 of our ordinary shares on or prior to the date that is 30 months after the date such warrant is issued at an initial exercise price of $6.43 per share. This prospectus supplement also relates to the offering of the ordinary shares issuable upon exercise of the Warrant.

Ordinary shares outstanding after this offering	980,978,754 ordinary shares (up to 1,065,478,754 ordinary shares assuming the exercise of the Warrant).

Use of proceeds	We estimate that the net proceeds from this offering of securities, after deducting the placement agent fees and estimated offering expenses, will be approximately $448 million (without giving effect to any exercise of the Warrant). We intend to use the net proceeds from this offering and the proceeds from any exercise of the Warrant for general corporate purposes, including the repayment of debt.

Dividend policy	We do not currently pay, and do not anticipate paying in the future, any cash dividends on our ordinary shares. Please read “Dividend Policy” in this prospectus supplement.

Risk factors	Investing in our securities involves risks. Before deciding to invest in our securities, you should carefully read and consider the information set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K, and all other information set forth in, or incorporated by reference into, this prospectus supplement.

Conflicts of Interest	We may use a portion of the net proceeds of this offering to repay indebtedness owed by us under our revolving credit agreement or term loan agreement. See “Use of Proceeds.” Because a repayment of the outstanding borrowings under our revolving credit agreement or term loan agreement could result in at least 5% of the net proceeds of this offering being paid to an affiliate of the placement agent that is a lender under our revolving credit agreement and term loan agreement, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. For more information, see “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

Trading symbol	Our ordinary shares are listed on the NYSE under the symbol “WFT.”

Risk factors

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to purchase our ordinary shares, you should carefully consider the risks and uncertainties described below as well as those described under “Risk Factors” in our Form 10-K, together with all of the other information included in, or incorporated by reference into, this prospectus supplement. See “Incorporation by Reference.” If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks relating to our ordinary shares

The price of our ordinary shares may be volatile.

The trading price of our ordinary shares has historically fluctuated significantly. For example, since the beginning of 2014, the high closing price per ordinary share on the NYSE was $24.06; in 2016, the low closing price per share was $3.73; and on November 15, 2016, the last reported sale price of our ordinary shares on the NYSE was $5.14 per share. The price of our ordinary shares could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in this risk factors section, as well as:

•	actual or anticipated fluctuations in operating results;

•	declines in the market prices of oil and natural gas;

•	changes in general economic, industry and market conditions;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current stockholders, including sales of ordinary shares by our directors and executive officers;

•	the arrival or departure of key personnel;

•	regulatory developments in the United States, foreign countries or both;

•	investors’ general perception of us;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our ordinary shares. For these reasons, investors should not rely on recent trends to predict future prices of our ordinary shares or financial results.

Future issuances of equity or equity-linked securities by us may cause the market price of ordinary shares to fall.

As of November 11, 2016, we had 897,277,419 ordinary shares issued and outstanding. As of November 11, 2016, 1,388,400 ordinary shares were reserved for issuance upon exercise of stock options (of which none were exercisable), 14,150,156 ordinary shares were reserved for issuance upon the vesting of restricted stock units and 3,228,584 ordinary shares were authorized for issuance upon the vesting of performance share units. As of November 11, 2016, 163,394,484 were reserved for issuance upon the exchange of Weatherford International Ltd.’s, a Bermuda exempted company and our wholly owned, indirect subsidiary, 5.875% Exchangeable Senior Notes due 2021 for ordinary shares. The issuance of the ordinary shares offered hereby and the sale of additional shares that may become eligible for sale in the public market from time to time, could have the effect of depressing the market price for our ordinary shares.

Our holding company structure may impact our ability to service debt.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness. Dividends from subsidiaries that are not wholly owned are shared with other equity owners. In addition, cash at our international operations is also subject to foreign withholding taxes upon repatriation.

In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors.

Irish law differs from the laws in effect in the United States and may afford less protection to holders of ordinary shares.

It may not be possible to enforce court judgments obtained in the United States against Weatherford in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Weatherford or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Weatherford or those persons based on those laws. Weatherford has been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, Weatherford International plc is governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of ordinary shares may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

Weatherford International plc has never declared or paid cash dividends on its share capital and it does not expect to pay any cash dividends in the near future.

Weatherford International plc has never declared or paid cash dividends on its share capital and does not expect to pay any cash dividends in the near future. If Weatherford International plc proposes to pay dividends in the future, it must do so in accordance with Irish law, which provides that distributions including dividend payments, share repurchases and redemptions be funded from “distributable reserves.” See “Description of Our Ordinary Shares—Dividends.” Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of Weatherford International plc’s board of directors and will depend on Weatherford International plc’s consolidated financial condition, results of operations, capital requirements, compliance with existing and future borrowing arrangements, and other factors Weatherford International plc’s board of directors deems relevant. Accordingly, holders of ordinary shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

A transfer of ordinary shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty, which is a legal obligation of the buyer. This duty is currently charged at the rate of 1.0% of the price paid or the market value of the shares acquired, if higher. Because Weatherford International plc’s ordinary shares are traded on a recognized stock exchange in the United States, an exemption from this stamp duty is available to transfers by shareholders who hold ordinary shares beneficially through brokers which in turn hold those shares through the Depository Trust Company (“DTC”) to holders who also hold through DTC. However, a transfer by or to a record holder who holds ordinary shares directly in his, her or its own name could be subject to this stamp duty. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

A transfer of ordinary shares may be subject to Swiss transfer stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated, but Swiss tax resident company, will be subject to Swiss transfer stamp duty irrespective of the place of residency of the purchaser or seller if (i) the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Duty Act, and (ii) no exemption applies in the specific case. The applicable transfer stamp duty rate would be 0.15% for each of the two parties to a transaction provided that no (partial) exemption applies and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, as defined in the Swiss Federal Stamp Duty Act, then no Swiss transfer stamp duty will be due.

Dividends paid by Weatherford International plc may be subject to Swiss dividend withholding tax.

In certain circumstances, as a Swiss tax resident company, Weatherford International plc will be required to deduct Swiss dividend withholding tax (currently at the rate of 35%) from dividends (including deemed dividends) and similar distributions paid to Weatherford International plc’s shareholders. Such Swiss withholding tax is due regardless of the place of residency of the shareholder.

Shareholders that are resident in the United States, EU countries and other countries with which Switzerland has signed a tax treaty may be entitled to a partial or full refund of the Swiss withholding tax. Swiss withholding tax could adversely affect the price of ordinary shares.

Ownership, or deemed ownership, of 10% or more of Weatherford Ireland’s shares, or certain of its subsidiaries’ shares, by one or more U.S. persons could cause us to be subject to a substantial amount of additional U.S. federal income tax under the controlled foreign corporation (“CFC”) rules and may cause U.S. persons that own, or are deemed to own, 10% or more of our shares, or certain of our subsidiaries’ shares, to be subject to additional U.S. federal income taxation.

Currently, certain of our non-U.S. subsidiary corporations are not considered CFCs because they are less than 50% owned by our U.S. group of subsidiaries and other 10% or greater U.S. shareholders. However, there is a risk that if a U.S. shareholder holds 10% or more of the shares of Weatherford Ireland or one of these non-U.S. subsidiary corporations, directly, indirectly, constructively or by attribution, (such shareholder a “10% US Shareholder”) we or some of our subsidiaries could be classified as CFCs for U.S. federal income tax purposes. For purposes of determining CFC status, holders of options (including warrants and exchangeable debt) should, generally, be treated as owning the number of shares into which such options can be exchanged and such shares would be aggregated with other shares held by such holder directly, indirectly, constructively or by attribution for purposes of determining whether such holder was a 10% US Shareholder. If one or more of our subsidiaries is classified as a CFC, we (and any 10% US Shareholders) may be subject to U.S. income taxation at ordinary income tax rates on all or a portion of the CFC’s undistributed earnings and profits attributable to “subpart F income.” The amount of this additional tax could be substantial. The CFC rules, including the rules for determining direct, indirect or constructive ownership of our shares and our subsidiaries’ shares, are complex and U.S. persons, including individuals and entities, that hold, or are deemed to hold, our shares, warrants or exchangeable debt are urged to consult their tax advisors regarding the possible application of the CFC rules and income inclusion rules to them in their particular circumstances.

We may be prohibited from fully using our U.S. net operating loss carryforwards, which could affect our financial performance.

As a result of the recent losses we have incurred in the United States, we have not recorded a federal income tax provision and have recorded a valuation allowance against all future tax benefits of our U.S. net operating loss carryforwards. As of September 30, 2016, we had gross net operating loss (“NOL”) and research tax credit carryforwards of approximately $1.4 billion and $29 million, respectively for federal income tax purposes, expiring in varying amounts through the year 2036. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. As of September 30, 2016, we have not experienced an ownership change. Therefore our utilization of NOL carryforwards were not subject to an annual limitation. However, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Risks relating to this offering

There is no public trading market for the Warrant to purchase ordinary shares in this offering.

There is no established public trading market for the Warrant being sold in this offering, and we do not expect such a market to develop. This may negatively affect the market value of the Warrant and your ability to transfer or sell your shares. In addition, we do not intend to apply to list the Warrant on any securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrant will be limited.

The market price of our ordinary shares, which has been volatile and may continue to be volatile, may adversely affect the value of the Warrant sold in this offering and you may not be able to recover the value of your investment.

The market price of our ordinary shares, which has been volatile and may continue to be volatile, will affect the value of the Warrant sold in this offering. The market price of our ordinary shares will likely fluctuate in response to a number of factors including our financial condition and operating results, as well as economic, financial and other factors, many of which are beyond our control. For more information regarding such factors, see “—Risk Factors Relating to Our Ordinary Shares—The price of our ordinary shares may be volatile.” In order for you to recover the value of your investment in the Warrant, the market price of our ordinary shares must increase from the price in effect on the date of this prospectus supplement. However, there can be no assurance that the market price of our ordinary shares will exceed the price required for you to achieve a positive return on your investment upon a warrant exercise date.

We may not be able to fully redeem the holder of the Warrant if we experience a Fundamental Transaction.

The holder of our Warrant may require us to redeem the Warrant if we experience a “Fundamental Transaction” (as defined in the Warrant), which includes but is not limited to a change of control, business combination, merger or sale of substantially all of the assets. There can be no assurance that in the event of a change of control we will be able to sufficiently compensate the holder of the Warrant for the impact the change of control has on the price of our ordinary shares. In addition, the Fundamental Transaction terms may delay a potential change of control even if such change may be beneficial to some or all our shareholders. These restrictions may also adversely affect the market price of our ordinary shares.

The holder of the Warrant will have no rights as ordinary shareholders until they acquire our ordinary shares.

Until you become a holder of record of our ordinary shares issued upon settlement of your Warrant, you will have no rights with respect to such ordinary shares, including rights to vote or rights to respond to tender offers. Upon exercise of your Warrant, you will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs on or after the date you become the holder of record of such ordinary shares.

The Warrant included in this offering may not have any value.

The Warrant has an exercise price of $6.43 per share. In the event the price of our ordinary shares does not exceed the exercise price of the Warrant on its exercise date, the Warrant may not have any value. If the Warrant is not exercised upon the expiration date, it will expire unexercised and you will not receive any of our ordinary shares.

Each purchaser in this offering will experience immediate and substantial dilution in the net tangible book value per ordinary share it purchases in this offering.

Since the public offering price per ordinary share being offered is substantially higher than the net tangible book value per ordinary share outstanding prior to this offering, the purchasers in this offering will suffer substantial dilution in the net tangible book value of the ordinary shares they purchase in this offering. Based on the public offering price of $5.40 per ordinary share, the purchasers will suffer immediate and substantial dilution of $5.68 per ordinary share, representing the difference in the as adjusted net tangible book value per ordinary share as of September 30, 2016 after giving effect to this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution the purchasers will incur if they purchase our securities in this offering.

The purchasers in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into, or exchangeable for, our ordinary shares at prices that may not be the same as the price per ordinary share in this offering. We have an effective shelf registration statement from which additional ordinary shares and other securities can be offered. We cannot assure you that we will be able to sell ordinary shares or other securities in any other offering at a price per share that is equal to or greater than the price per ordinary share paid by investors in this offering. If the price per ordinary share at which we sell additional ordinary shares or related securities in future transactions is less than the price per ordinary share in this offering, investors who purchase our ordinary shares in this offering will suffer a dilution of their investment. You will incur dilution upon vesting of any outstanding restricted share awards, restricted share units or performance units or upon exercise of any outstanding stock options.

Use of proceeds

We estimate that the net proceeds from this offering of securities, after deducting the placement agent fees and estimated offering expenses, will be approximately $448 million (without giving effect to any exercise of the Warrant). We intend to use the net proceeds from this offering and the proceeds from any exercise of the Warrant for general corporate purposes, including the repayment of debt.

A repayment of the outstanding borrowings under our revolving credit agreement or our term loan agreement may result in at least 5% of the net proceeds of this offering being paid to an affiliate of the placement agent that is a lender under our revolving credit agreement or our term loan agreement. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. For more information, see “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest.”

Dilution

Purchasers of our ordinary shares in this offering will suffer immediate and substantial dilution in net tangible book value per ordinary share. Net tangible book value per share represents our total tangible assets (which excludes goodwill and other intangible assets), less our total liabilities, divided by the aggregate number of ordinary shares outstanding. Our net tangible book value as of September 30, 2016 was approximately $(721) million, or approximately $(0.80) per outstanding ordinary share.

After giving effect to the sale of the maximum number of ordinary shares offered hereby as set forth on the cover page of this prospectus supplement (and excluding ordinary shares issued and any proceeds received upon exercise of the Warrant), and after deducting the placement agent’s fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2016 would have been approximately $(273) million, or $(0.28) per ordinary share. This amount represents an immediate increase in net tangible book value of $0.52 per ordinary share as a result of this offering. The following table illustrates this increase in our net tangible book value per ordinary share:

Public offering price per ordinary share	$5.40
Net tangible book value per share as of September 30, 2016	(0.80)
Increase in net tangible book value per share attributable to new investors	0.52
Adjusted net tangible book value per share as of September 30, 2016 after giving effect to this offering	(0.28)
Dilution per share to new investors	5.68

Investors that acquire additional ordinary shares through the exercise of the Warrant offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

The amounts above are based on 896,478,754 ordinary shares outstanding as of September 30, 2016. The information above excludes the aggregate of up to 84,500,000 ordinary shares issuable upon exercise of the Warrant, and it also excludes, as of that date, the following:

•	1,698,400 ordinary shares issuable upon the exercise of outstanding and vested stock options as of September 30, 2016, at a weighted average exercise price of $12.75 per ordinary share;

•	15,181,843 ordinary shares subject to restricted share units outstanding as of September 30, 2016, at a weighted average grant date fair value of $9.38;

•	3,228,584 ordinary shares subject to performance units outstanding as of September 30, 2016, at a weighted average grant date fair value of $7.21; and

•	21,724,150 ordinary shares reserved as of September 30, 2016 for future issuance under equity incentive plans.

To the extent that any of these options, restricted share awards, restricted share units or performance units are exercised or become vested, as applicable, these issuances will cause dilution to the investors purchasing ordinary shares in this offering.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis;

•	as adjusted to give effect to the sale of $540 million of Weatherford Bermuda’s Senior Notes due 2024 that we expect to issue on or about November 18, 2016; and

•

as further adjusted to give effect to the issuance and sale of the securities offered hereby (but no exercise of the Warrant) after deducting fees payable to the placement agent and certain expenses payable in connection with this offering.

The amounts depicted on an as adjusted basis do not reflect net proceeds from future capital that may be received upon the exercise of the Warrant, as warrant exercises are not guaranteed events. If possible future capital is raised from warrant exercises and associated further ordinary share issuances were to be reflected, our capitalization would have been higher on an as adjusted basis at September 30, 2016 by the amounts of such net proceeds.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes in our Form 10-K which are incorporated by reference in this prospectus supplement.

	September 30, 2016
(in millions, except par value)	Actual	As adjusted	As further adjusted
Cash and cash equivalents	$440	$638	$1,086

Long-term debt, including current maturities:
Revolving credit facility(1)	330	—	—
Other short-term bank loans	43	43	43

Total short-term borrowings	$373	$43	43

Long-term debt:
6.35% Senior Notes due 2017	89	89	89
6.00% Senior Notes due 2018	66	66	66
9.625% Senior Notes due 2019	490	490	490
5.125% Senior Notes due 2020	363	363	363
5.875% Exchangeable Senior Notes due 2021(2)	1,142	1,142	1,142
7.750% Senior Notes due 2021	738	738	738
4.50% Senior Notes due 2022	642	642	642
8.250% Senior Notes due 2023	738	738	738
9.875% Senior Notes due 2024	—	528	528
6.50% Senior Notes due 2036	446	446	446
6.80% Senior Notes due 2037	255	255	255
7.00% Senior Notes due 2038	455	455	455
9.875% Senior Notes due 2039	245	245	245
6.75% Senior Notes due 2040	456	456	456
5.95% Senior Notes due 2042	368	368	368
Secured Term Loan Agreement	483	483	483

	September 30, 2016
(in millions, except par value)	Actual	As adjusted	As further adjusted
4.82% secured borrowing	6	6	6
Other long-term debt	137	137	137

Long-term debt	7,119	7,647	7,647

Total indebtedness	$7,492	$7,690	$7,690

Shareholders’ equity:
Ordinary shares of Weatherford Ireland—$0.001 par value; authorized 1,356, issued and outstanding 896, actual and as adjusted, 981 as further adjusted	1	1	1
Capital in excess of par value	6,273	6,273	6,271
Retained deficit	(2,401)	(2,401)	(2,401)
Accumulated other comprehensive loss	(1,549)	(1,549)	(1,549)

Weatherford Ireland shareholders’ equity	2,324	2,324	2,772
Noncontrolling interests	59	59	59

Total shareholders’ equity	$2,383	$2,383	$2,831

Total capitalization	$9,875	$10,073	$10,521

(1)	At November 11, 2016, we had $600 million outstanding under our amended and restated credit agreement with, among others, JPMorgan Chase Bank, N.A., as administrative agent and lender (the “Revolving Credit Agreement”), and there were $61 million in outstanding letters of credit under the Revolving Credit Agreement. Our Revolving Credit Agreement can be used for a combination of borrowings, including letters of credit, and the indebtedness incurred thereunder is structurally senior to the notes to the extent the Revolving Credit Agreement is guaranteed by entities that will not guarantee the notes. Amounts borrowed under the Revolving Credit Agreement fluctuate during each quarter based on working capital requirements and typically are lower at the end of a quarter.

(2)	On June 7, 2016, we closed the sale of our previously announced underwritten public offering of $1.265 billion aggregate principal amount of Exchangeable Notes. The amount shown in the table above for the Exchangeable Notes represents their principal amount. However, in accordance with ASC 470-20, we will separately account for the debt and equity components of the notes. Specifically, the initial carrying amount of the debt component will be valued using our cost of capital for a similar instrument that does not have an exchange feature, and the related debt discount will be credited to capital in excess of par value and amortized into interest expense over the term of the notes.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes in our Reports on Form 10-K and Form 10-Q which are incorporated by reference in this prospectus supplement.

Dividend policy

We have never declared or paid cash dividends on our shares. We intend to retain any future earnings and do not expect to pay any cash dividends in the near future.

Our future dividend policy is within the discretion of our board of directors and will depend upon then existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant.

Market price of our ordinary shares

Our shares are traded under the symbol “WFT” on the NYSE. As of November 15, 2016, there were 1,718 shareholders of record. The following table sets forth, for the periods indicated, the range of high and low sales prices per share for our ordinary shares as reported on the NYSE.

	High	Low

2016
First Quarter	$8.80	$4.95
Second Quarter	$8.49	$4.71
Third Quarter	$6.39	$5.01
Fourth Quarter (through November 15, 2016)	$6.38	$3.73

2015
First Quarter	$13.12	$9.40
Second Quarter	$14.91	$12.10
Third Quarter	$12.35	$7.21
Fourth Quarter	$11.49	$7.52

2014
First Quarter	$17.53	$13.07
Second Quarter	$23.25	$16.68
Third Quarter	$24.88	$20.00
Fourth Quarter	$20.89	$10.07

On November 15, 2016, the closing price of our ordinary shares was $5.14 per share.

Description of our ordinary shares

The following description is a summary of our share capital. This summary does not purport to be complete and the statements in this summary are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Irish Companies Act and our memorandum and articles of association, which is incorporated herein by reference. We encourage you to read those laws and documents carefully.

Capital structure

Authorized share capital

As of November 11, 2016, our authorized share capital is €40,000 and $1,356,000 divided into 40,000 deferred ordinary shares with a nominal value of €1.00 per share and 1,356,000,000 ordinary shares with a nominal value of $0.001 per share. The authorized share capital includes 40,000 deferred ordinary shares with a nominal value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

We may allot and issue shares subject to the maximum authorized share capital contained in the memorandum and articles of association. The authorized maximum may be increased or reduced by a simple majority of votes cast, in person or by proxy, at a general meeting of shareholders (referred to under Irish law as an “ordinary resolution”). We may from time to time issue shares with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as determined by an ordinary resolution of the shareholders.

Under Irish law, the board of directors of a company may issue new ordinary shares having the rights provided for in the articles of association without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting, subject at all times to the maximum authorized share capital. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, we have been authorized in our articles of association and by ordinary resolution to issue new ordinary shares having the rights provided for in the articles of association without shareholder approval for a period of five years from June 6, 2014, up to the maximum authorized, but unissued, share capital. The rights and restrictions to which the ordinary shares are subject are prescribed by our articles of association.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and the official Irish register does not reflect any fractional shares.

Whenever an alteration or reorganization of our share capital would result in any shareholder becoming entitled to fractions of a share, our directors may, on behalf of those shareholders that would become entitled to fractions of a share arrange for the sale of the shares representing fractions and distribute the net proceeds of such sale in due proportion among the shareholders who would have been entitled to the fractions and for this purpose our directors may authorize any person to execute any instruments or other documents required to transfer the shares representing fractions to the transferee thereof. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued share capital

As of November 11, 2016, our issued share capital is $897,277, comprised of approximately 897,277,419 ordinary shares with a nominal value of $0.001 per share.

Preemption rights, share warrants and options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we opted out of these preemption rights in our articles of association and by special resolution as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, this opt-out must be so renewed in accordance with Irish statutory requirements. A “special resolution” requires the approval of not less than 75% of the votes cast, in person or by proxy, at a general meeting of our shareholders at which a quorum is present. If the opt-out is not renewed, shares to be issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply:

•	where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition);

•	to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution); or

•	where shares are issued pursuant to employee equity compensation plans.

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Irish Companies Act.

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of the NYSE and the U.S. federal tax laws that require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant maximum authorized share capital for the time being in effect).

Dividends

Under Irish law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made, and includes reserves created by way of a court-approved share capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our paid-up share capital plus undistributable reserves and the distribution or dividend does not reduce our net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether we have sufficient distributable profits to fund a dividend must be made by reference to our “relevant entity financial statements.” The “relevant entity financial statements” will be either the last set of unconsolidated annual audited financial statements or “initial” or “interim” financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant entity financial statements are filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our articles of association authorize the board of directors to declare dividends without shareholder approval to the extent that the declaration of such dividends appears justified by profits. Our directors may also recommend a dividend to be approved and declared by the shareholders at an annual general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend may exceed the amount recommended by our directors.

Dividends may be declared and paid in the form of cash, property, stock or other non-cash assets and may be paid in dollars or any other currency.

Our directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to the ordinary shares.

Share repurchases, redemptions and conversions

Overview

Our articles of association provide that, unless our directors determine otherwise, any ordinary share that we have agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Weatherford may technically be effected as a redemption.

If our articles of association did not contain such provision, all repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, references elsewhere in this prospectus supplement to repurchasing or buying back our shares refer to the redemption of shares by Weatherford or the purchase of shares of Weatherford by a subsidiary of Weatherford, in each case in accordance with our memorandum and articles of association and Irish law as described below.

Repurchases and redemptions

Under Irish law, repurchased and redeemed shares may be cancelled or held as treasury shares. The aggregate nominal value of shares held in treasury at any time must not exceed 10% of the aggregate nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel treasury shares or re-issue them subject to certain conditions.

We may also issue redeemable shares and redeem them out of distributable profits or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid-up and the terms of redemption of the shares must provide for payment on redemption. We may also be given authority to purchase our own shares on-market on a recognized stock exchange such as the NYSE or off-market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries.

Purchases by subsidiaries

Under Irish law, our subsidiaries may purchase our ordinary shares on-market on a recognized stock exchange such as NYSE or off-market.

For one of our subsidiaries to make on-market purchases of ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase of ordinary shares by one of our subsidiaries is required. For a purchase by a subsidiary of the ordinary shares off-market, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is executed. The person whose shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

The number of shares in our capital held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares in our capital, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.

Lien on shares, calls on shares and forfeiture of shares

Our articles of association provide that we will have a first and paramount lien on every share for all moneys, whether currently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. The provision is a standard inclusion in the articles of association of an Irish public limited company such as Weatherford and will only be applicable to our shares that have not been fully paid-up.

Consolidation and division; subdivision

Our articles of association provide that we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares, or subdivide our shares into smaller amounts than is fixed by our memorandum of association.

Reduction of share capital

We may, by ordinary resolution, effect a reduction in our authorized but unissued share capital by cancelling unissued shares. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way permitted by the Irish Companies Act.

Annual meetings of shareholders

As a matter of Irish law, we are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end.

Our articles of association provide that business may be properly brought before a meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting. The provisions of our articles of association relating to general meetings shall apply to every general meeting of the holders of any class of shares.

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all our shareholders and to our auditors.

Our articles of association provide for the minimum statutory notice periods of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Extraordinary general meetings of shareholders

As provided under Irish law, extraordinary general meetings may be convened:

•	by our directors;

•	on requisition of our shareholders holding not less than 10% of our paid-up share capital carrying voting rights;

•	on requisition of our auditors; or

•	in exceptional cases, by court order.

Extraordinary general meetings are typically held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our directors have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our directors do not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our directors become aware that our net assets are not greater than half of the amount of our called-up share capital, they must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that our directors learn of this fact to consider how to address the situation (the meeting to be held within 56 days of that date).

Quorum for general meetings

Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of our shares, provided that if we only have one shareholder, one shareholder present in person or by proxy shall constitute a quorum.

Voting

Under our articles of association, each of our shareholders is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Neither Irish law nor any of our constituent document places limitations on the right of nonresident or foreign owners to vote or hold our shares.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the articles of association, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution (i.e., by a simple majority of the votes cast, in person or by proxy, at a general meeting, provided a quorum is present).

At any of our general meetings, all resolutions will be decided on a show of hands unless a poll is demanded by:

•	the chairman;

•	at least three shareholders present in person or by proxy;

•	any shareholder or shareholders present in person or proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or

•

any shareholder or shareholders holding shares in our capital conferring the right to vote at the meeting being shares on which an aggregate sum has been paid-up equal to not less than one tenth of the total sum paid-up on all the shares conferring that right.

Irish law requires approval of certain matters by “special resolutions” of the shareholders at a general meeting (i.e., by not less than 75% of the votes cast, in person or by proxy, at a general meeting, provided a quorum is present). Examples of matters requiring special resolutions include:

•	amending our objects or memorandum of association;

•	amending our articles of association;

•	approving a change of our name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the memorandum or articles of association do not provide otherwise);

•	repurchase of our own shares off-market;

•	reduction of our issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that we be wound-up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up; and

•	setting the re-issue price of treasury shares.

Variation of rights attaching to a class or series of shares

As a matter of Irish law, unless the memorandum or articles of association provide otherwise, any variation of class rights attaching to our issued shares must be approved: (i) in writing by the holders of 75% or more of the issued shares in that class or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class; provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Inspection of books and records

Under Irish law, shareholders have the right to:

•	receive a copy of our memorandum and articles of association and any act of the Irish government that alters our memorandum of association;

•	inspect and obtain copies of the minutes of our general meetings and resolutions;

•	inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers we maintain;

•	receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and

•	receive balance sheets of any of our subsidiaries that have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years.

The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting.

Acquisitions

There are two principal methods used to acquire listed Irish public companies: (i) a takeover offer; or (ii) a scheme of arrangement. Each method is subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder. See “—Anti-Takeover Measures” below.

Under a takeover offer, the bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target. The bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a “squeeze out”) if it has acquired, pursuant to the offer, not less than a specific percentage of the target shares to which the offer relates. The percentage for companies listed on regulated markets in the European Economic Area (“EEA”) is 90%. As we are not listed on an EEA regulated market (NYSE only), the relevant applicable percentage for us is 80%. Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

A scheme of arrangement is a statutory procedure which can be utilized to acquire an Irish company. A scheme of arrangement involves the target company putting an acquisition proposal to its shareholders, which can be (i) a transfer scheme, pursuant to which their shares are transferred to the bidder in return for the relevant consideration or (ii) a cancellation scheme, pursuant to which their shares are cancelled in return for the relevant consideration, with the result in each case that the bidder will become the 100% owner of the target company. A scheme of arrangement requires the approval of a majority in number of the shareholders of each class, representing not less than 75% of the shares of each class, present and voting, in person or by proxy, at a general, or relevant class, meeting of the target company. The scheme also requires the sanction of the High Court of Ireland. Subject to the requisite shareholder approval and sanction of the High Court, the scheme will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

There is also a statutory procedure under the European Communities (Cross-Border Mergers) Regulations 2008 whereby a variety of business combinations between Irish companies and other EEA incorporated companies (including mergers) can be effected, although, to date, it has been rarely used for listed public company acquisitions. Among other matters, a cross border merger will require the approval of not less than 75% of the votes cast, in person or by proxy, at a general meeting together with the sanction of the High Court of Ireland.

The Irish Companies Act also contains statutory provisions relating to mergers between Irish companies and mergers between Irish companies and companies from different states within the EEA which are based on the European Communities (Cross-Border Mergers) Regulations 2008.

Appraisal rights

Under a takeover offer, the bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a “squeeze out”) if it has acquired, pursuant to the offer, not less than 80% of the target shares to which the offer relates (in the case of a company that is not listed on an EEA regulated market). Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

A scheme of arrangement which has been approved by the requisite shareholder majority and sanctioned by the High Court of Ireland will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as us and a company incorporated in the EEA, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Similar rights apply under the Irish Companies Act in the case of a merger of an Irish public limited company such as us into another company to which the provisions of the Irish Companies Act apply.

Disclosure of interests in shares

Under the Irish Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. A shareholder therefore must make such a notification to us if, as a result of a transaction, the shareholder will be interested in 3% or more of our relevant share capital; or if, as a result of a transaction, a shareholder who was interested in more than 3% of our relevant share capital ceases to be so interested. Where a shareholder is interested in more than 3% of our relevant share capital (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to us.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our ordinary share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of our shares, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the High Court of Ireland to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, under the Irish Companies Act, we may, by notice in writing, require a person whom we know or have reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in our relevant share capital: (i) to indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, to give such further information as we may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as we may specify in the notice.

Where such a notice is served by us on a person who is or was interested in our shares and that person fails to give us any of the requested information within the reasonable time specified, we may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

•	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Weatherford on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-takeover measures

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules made thereunder.

The Irish Takeover Rules regulate the conduct of takeovers of, and certain other transactions affecting, Irish public companies listed on certain stock exchanges (including the NYSE). The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field.

The Irish Takeover Rules are based on the following general principles which will apply to the conduct of takeovers:

•	all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in our interests as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

The Irish Takeover Rules include mandatory bid rules, share dealing restrictions, confidentiality objections and restrictions on frustrating actions. In particular, the board of directors of a target is not permitted without shareholder approval at a duly convened general meeting to take certain actions which might frustrate a takeover once the board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent.

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure, although the ability of the board of directors to do so would be subject to their fiduciary duties and, during the course of an offer, the Irish Takeover Rules. However, there is no directly relevant case law on this issue.

Corporate governance

Our articles of association allocate authority over the day-to-day management of our affairs to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the board of directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal name; formation; fiscal year; registered office

Our current legal and commercial name is Weatherford International public limited company. We were incorporated in Ireland on March 3, 2014 as a private limited company with registration number 540406, and re-registered as a public limited company on May 29, 2014. Our fiscal year ends on December 31st and our registered address is 70 Sir Rogerson’s Quay, Dublin 2, Ireland.

Appointment of directors

Our articles of association provide that the number of directors will not be less than three nor more than 14, subject to (i) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series and/or (ii) any resolution passed increasing the number of directors. The authorized number of directors (within such fixed maximum and fixed minimum numbers) is determined by our directors.

At each annual general meeting of our shareholders, all of our directors serving on the board of directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed as a director unless nominated as follows:

•	by the affirmative vote of two-thirds of our board of directors;

•

with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares in our capital carrying the general right to vote at our general meetings, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in our articles of association;

•

with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by any shareholder or shareholders who holds ordinary shares or other shares in our capital carrying the general right to vote at our general meetings and who makes such nomination in the written requisition of the extraordinary general meeting and timely complies with the notice procedures set forth in our articles of association; or

•

by holders of any class or series of our shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

•	by our shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

•	by our board in accordance with our articles of association; and

•

so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with our articles of association, our directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors provided that the total number of directors shall not at any time exceed the maximum number provided for in the articles of association.

Removal of directors

Under the Irish Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between Weatherford and a director, shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a shareholders’ meeting at which the director is entitled to be heard. Our articles of association provide that we may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Weatherford and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Weatherford in respect of his removal.

Duration; dissolution; rights upon liquidation

Our duration of existence is unlimited. We may be dissolved and wound-up at any time by way of a shareholders’ voluntary winding-up or a creditors’ winding-up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of our shareholders to a return of our assets on dissolution or winding-up, following the settlement of all claims of creditors, may be prescribed in our articles of association. If our articles of association contain no specific provisions in respect of a dissolution or winding-up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up nominal value of the shares held. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding-up.

Stock exchange listing

Our ordinary shares are listed on the NYSE under the symbol “WFT.” We do not intend to apply to list the Warrant on any securities exchange or to arrange for quotation of the Warrant on any automated dealer quotation system.

No liability for further calls or assessments

The shares issued in this offering will be duly and validly issued as fully paid-up.

Transfer and registration of shares

Our register of members (our “Official Share Register”), which we are required to maintain under the Irish Companies Act, is maintained by our transfer agent. Registration in the Official Share Register will be determinative of membership. A person who holds shares beneficially will not have his, or her, name entered in the Official Share Register, and for the purposes of Irish law, will not be the registered holder of such shares. Instead, any depository or other nominee whose name is entered in the Official Share Register will be the registered holder of such shares. Accordingly, a transfer of shares from a person who holds shares beneficially to a person who also holds shares beneficially through a depository or other nominee will not be registered in Official Share Register, as the depository or other nominee will remain the registered holder of such shares.

A written instrument of transfer is generally required under Irish law in order to effect a transfer of the registered interest in shares and update the Official Share Register. Accordingly, a written instrument of transfer will be required for transfers of shares: (i) from a registered holder of shares to any other person; (ii) from a person who holds shares beneficially (where the registered interest is held by the depository or other nominee) to another person who wishes, on transfer, to be registered as the registered holder of such shares; (iii) from a person who holds shares beneficially to another person who also wishes, on transfer, to hold such shares beneficially but where the transfer involves a change in the depository or other nominee that is the registered holder of the shares to be transferred; or (iv) by a registered holder into his or her own broker account (or vice versa).

Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer in our Official Share Register. However, a registered holder may transfer shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of the shares to a third party.

Any transfer of Weatherford International plc’s ordinary shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act 2014 or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

Our articles of association delegate to our secretary, any assistant secretary or a relevant authorized delegate the authority to execute an instrument of transfer on behalf of a transferor.

To help ensure that our Official Share Register is regularly updated to reflect trading of our shares occurring through electronic systems, we intend to regularly produce such instruments of transfer as may be required to effect any transfers of registered interests in shares. These may involve transactions for which we pay stamp duty, subject to the reimbursement and set-off rights described above. In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the transferee named therein will be registered as the registered holder of the relevant shares on our Official Share Register (subject to the matters described below).

The registration of transfers may be suspended by our directors at such times and for such period, not exceeding in the whole 30 days in each year, as our directors may from time to time determine.

Description of the warrant

The following summary of certain terms and provisions of the Warrant is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the form of Warrant to be filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The Warrant will be issued and delivered through the facilities of DTC.

Exercisability and duration. The Warrant is exercisable immediately and at any time prior to May 21, 2019 (30 months after its original issuance date). The Warrant will be exercisable, at the option of the holder, in whole or in part, by delivery of a written notice of the holder’s election to exercise the Warrant. Within one trading day following an exercise of the Warrant, the holder shall deliver payment of an amount equal to the exercise price in effect on the date of such exercise multiplied by the number of warrant shares as to which the Warrant was so exercised in cash or via wire transfer of immediately available funds. As an alternative to payment in immediately available funds, the holder may, only if at the time of exercise a registration statement is not effective (or the prospectus contained therein is not available for use), in its sole discretion, elect to exercise the Warrant through a net share exercise, in which case the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the Warrant.

Fractional shares. No fractional ordinary shares are to be issued upon exercise of the Warrant, but rather the number of ordinary shares to be issued shall be rounded to the nearest whole number.

Exercise Price. The exercise price per ordinary share purchasable upon the exercise of the Warrant is $6.43 per share. The exercise price of the Warrant is subject to appropriate adjustment in the event of certain share dividends, subdivisions or combinations affecting the ordinary shares. Under certain circumstances, including if the Company issues or sells, or in accordance with the Warrant is deemed to have issued or sold, any ordinary shares (or securities convertible into ordinary shares) for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance, the Exercise Price then in effect shall be reduced to an amount equal to the price per share in such new issuance.

Exercise Limitations. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the total number of issued and outstanding ordinary shares immediately after giving effect to such exercise.

Exchange Listing. We do not plan to apply to list the Warrant on the NYSE or any other national securities exchange or automated quotation system.

Change of Control. In the event of a Change of Control, as described in the Warrant, which generally includes a consolidation or merger, sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company, the acquisition of more than 50% of the outstanding ordinary shares of the Company or other similar transactions, the holder of the Warrant shall have the right to require the Company to purchase the Warrant from the holder for the “Holder Black Scholes Value” (as defined in the Warrant) at the time of the redemption. Similarly, in the event of a Change of Control, the Company shall have the right to redeem the Warrant for the “Company Black Scholes Value” (as defined in the Warrant).

Charges, taxes, and expenses. Issuance and delivery of ordinary shares upon exercise of the Warrant shall be made without charge to the holder for any documentary, stamp, transfer or similar taxes. We will be responsible for any fees and expenses in respect of the issuance of ordinary shares upon exercise through the facilities of DTC.

No Rights as a Shareholder. Except by virtue of such holder’s ownership of ordinary shares, the holder of a Warrant does not have the rights or privileges of a holder of the ordinary shares, including any voting rights, until the holder exercises the warrant.

Certain Irish tax considerations

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposition of Weatherford International plc shares and the Warrant. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of the shares and the Warrant. The summary relates only to the position of persons who are the absolute beneficial owners of the shares and the Warrant and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon current Irish tax laws and practice of the Irish Revenue Commissioners, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Each potential investor in the shares and Warrant should consult their own advisors as to the Irish or other tax consequences of the purchase, beneficial ownership and disposition of the shares including, in particular, the effect of any state or local tax laws.

Tax consequences to holders

Taxation of dividends

The payment of dividends by Weatherford International plc will not be subject to any dividend withholding tax in Ireland provided Weatherford International plc is not a tax resident in Ireland. Weatherford International plc is not currently a tax resident in Ireland.

Sale, exchange or other taxable disposition

Tax on chargeable gains.    Weatherford International plc shareholders or holders of the Warrant that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold the shares or the Warrant in connection with a trade carried on by such shareholders or holders of the Warrant through an Irish branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of the shares or the Warrant. A shareholder of Weatherford International plc or holder of the Warrant who is an individual and who is temporarily not a resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the shares or the Warrant.

Stamp duty.    There is no Irish stamp duty on the issuance of new shares of an Irish incorporated company. The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee. The Irish stamp duty treatment will vary depending on whether the shares are held through DTC or not.

Shares held through DTC.    A transfer of Weatherford International plc shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. On the basis that most shares in Weatherford International plc are expected to be held through DTC, it is anticipated that most transfers of shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC.    A transfer of Weatherford International plc shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

A registered holder may transfer shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of the shares to a third party.

Any transfer of Weatherford International plc’s ordinary shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. Weatherford International plc, in its absolute discretion and insofar as the Irish Companies Act 2014 or any other applicable law permit, may, or may provide that a subsidiary of Weatherford International plc will, pay Irish stamp duty arising on a transfer of ordinary shares on behalf of the transferee of such ordinary shares. If stamp duty resulting from the transfer of ordinary shares which would otherwise be payable by the transferee is paid by Weatherford International plc or any of its subsidiaries on behalf of the transferee, then in those circumstances, Weatherford International plc will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferee of those ordinary shares and (iii) claim a first and permanent lien on the ordinary shares on which stamp duty has been paid by Weatherford International plc or its subsidiary for the amount of stamp duty paid. Weatherford International plc’s lien shall extend to all dividends paid on those ordinary shares. Parties to a share transfer may assume that any Irish stamp duty arising in respect of a transaction in Weatherford International plc’s shares has been paid unless one or both of such parties is otherwise notified by Weatherford International plc.

The rate of stamp duty on the grant or transfer of the Warrant is 1% of the price paid or the market value of the Warrant, whichever is greater, and is payable by the transferee.

Capital acquisitions tax.    Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Weatherford International plc shares or the Warrant irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Weatherford International plc shares and the Warrant are regarded as property situated in Ireland as the share register of Weatherford International plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €310,000 in respect of taxable gifts or inheritances received from their parents. Weatherford International plc shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Certain Swiss tax considerations

The following is a summary of certain Swiss tax consequences of the (i) purchase, ownership and disposition of Weatherford International plc shares and (ii) the issuance, ownership, exercise or other disposition of the Warrant for non-Swiss holders. The summary does not purport to be a comprehensive description of all of the Swiss tax considerations that may be relevant to a decision to purchase, own and dispose of the shares respectively to acquire, own and exercise or dispose of the Warrant.

The summary is based upon current Swiss tax laws, applicable court decisions and the practice of the relevant Swiss tax administrations, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Each potential investor in the shares and the Warrant should consult their own advisors as to the Swiss or other tax consequences of the purchase, beneficial ownership and disposition of the shares and the Warrant including, in particular, the effect of any federal or cantonal/communal tax laws.

The Swiss tax consequences to potential Swiss holders (Swiss tax residents or non-Swiss holders with any other taxable presence in Switzerland) of Weatherford International plc shares and the Warrant are not covered in this summary. It is recommended that any Swiss holders consult their own advisors as to the Swiss or other tax consequences of the purchase, beneficial ownership and disposition of the shares respectively the acquisition, beneficial ownership, exercise or disposition of the Warrant.

The Swiss tax consequences discussed below are not a complete analysis or listing of all the possible Swiss tax consequences that may be relevant to non-Swiss holder. You should consult your own tax advisor in respect of the Swiss tax consequences related to the receipt, ownership, purchase, sale, exercise or other disposition of Weatherford International plc shares and the Warrant as well as the procedures for claiming a refund of Swiss withholding tax on distributions.

Purchase, ownership and disposition of Weatherford International plc shares

Swiss income tax on dividends and similar distributions

A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of Weatherford International plc shares, unless the shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “—Swiss Withholding Tax on Distributions to Shareholders.”

Swiss wealth tax

A non-Swiss holder will not be subject to Swiss wealth taxes (net wealth tax or annual capital tax) unless the holder’s Weatherford International plc shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss income tax on capital gains upon disposal, exchange or other disposition of Weatherford International plc shares

A non-Swiss holder will not be subject to Swiss income tax on capital gains upon disposal, exchange or other disposition of the shares unless the holder’s shares are attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss withholding tax on distributions to shareholders

A Swiss withholding tax of 35% is due on dividends and similar distributions to the shareholders of Weatherford International plc regardless of the place of residency of such shareholders (subject to the exceptions discussed under “—Exemption from Swiss Withholding Tax on Distributions to Shareholders” below). Weatherford International plc, as a Swiss tax resident company, will be required to withhold at such rate and remit on a net basis any payments made to a holder of Weatherford International plc shares and pay such withheld amounts to the Swiss federal tax authorities. Please see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions.”

Exemption from Swiss withholding tax on distributions to shareholders

Under present Swiss tax law, distributions to shareholders in relation to a reduction of par value are exempt from Swiss withholding tax. Also exempt from Swiss withholding tax are distributions to shareholders that are made out of qualifying capital contribution reserves (Kapitaleinlagereserven) according to the relevant Swiss tax laws (often called “qualifying additional paid-in capital”).

Repurchases of shares

Based on the present Swiss tax laws, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to (i) the par value of the shares repurchased, and (ii) qualifying capital contribution reserves according to the applicable Swiss tax laws will not be subject to the Swiss withholding tax.

Weatherford International plc is required to remit on a net basis the purchase price with the Swiss withholding tax deducted to a holder of Weatherford International plc shares and pay the withholding tax to the Swiss federal tax authorities.

With respect to the refund of Swiss withholding tax from the repurchase of shares, see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

The repurchase of shares for purposes other than capital reduction, such as to retain such shares as treasury shares, will generally not be subject to Swiss withholding tax provided that a certain maximum percentage threshold for treasury shares (typically 10%) is observed and that the treasury shares are re-sold or used within certain time limits as foreseen by the applicable Swiss tax laws.

Refund of Swiss withholding tax on dividends and other distributions

Non-Swiss holders.    If the shareholder that receives a distribution from Weatherford International plc is not a Swiss tax resident, does not hold the Weatherford International plc shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met, then the shareholder may be entitled to a full or partial refund of the withholding tax described above. The procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with numerous countries, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded.

U.S. holders.    The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%) or a 100% refund in the case of qualified pension funds. For sake of completeness, it shall be mentioned that a 5% treaty rate would apply for a U.S. corporate shareholder being treated for U.S. tax purposes as separate legal entity and holding a qualifying investment of at least 10% in Weatherford International plc.

As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:

•	beneficial ownership;
•	U.S. residency; and
•	meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.

The claim for refund must be filed with the Swiss federal tax authorities (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following the year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss federal tax authorities at the address mentioned above. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that the withholding tax was withheld at the source.

Swiss stamp duties

Swiss transfer stamp duty in relation to the transfer of Weatherford International plc shares.    The purchase or sale of Weatherford International plc shares may be subject to Swiss transfer stamp duty irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Tax Act and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no transfer stamp duty will be due. The applicable transfer stamp duty rate would be 0.15% for each of the two parties to a transaction provided that no (partial) exemption applies and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.

Swiss issuance stamp duty on the issuance of Weatherford International plc shares.    For sake of completeness, it shall be mentioned that the proceeds paid to Weatherford International plc for the issuance of new shares, to the extent no exemption applies, is subject to issuance stamp duty levied at 1%. Weatherford International plc will be liable to Swiss issuance stamp duty.

Issuance, exercise or disposition of the Warrant

Swiss income tax

A non-Swiss holder will not be subject to Swiss income tax neither during the holding period nor on capital gains realized upon disposal, exchange or other disposition of the Warrant unless the holder’s Warrant is attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss wealth tax

A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s Warrant is attributable to a permanent establishment, a fixed place of business maintained in Switzerland or another taxable presence in Switzerland of such non-Swiss holder.

Swiss withholding tax

While a conversion of the Warrants into ordinary shares by way of a cash exercise does not trigger Swiss withholding tax consequences, a conversion by way of a cashless exercise might trigger Swiss withholding tax consequences.

Further, any payments from Weatherford International plc to the holders of Warrants to compensate them for distributions made to shareholders in Weatherford International plc might also be subject to Swiss withholding tax.

Non-Swiss tax resident holders of the Warrant that do not hold the Warrant in connection with a permanent establishment or a fixed place of business maintained in Switzerland, might be entitled for full or partial refund of Swiss withholding tax described above, if they reside in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met. The procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Swiss stamp duties

Swiss issuance stamp duty in relation to the issuance of the warrant.    Straight derivatives for tax purposes such as the Warrant in the case at hand does not qualify as taxable security in the meaning of the Swiss Federal Stamp Duty Act and are therefore not subject to Swiss issuance stamp duty.

Swiss transfer stamp duty in relation to the exercise or disposition of the warrant.    Straight derivatives for tax purposes such as the Warrant in the case at hand does not qualify as taxable security in the meaning of the Swiss Federal Stamp Duty Act and are therefore not subject to Swiss transfer stamp duty.

Swiss issuance stamp duty on the issuance of Weatherford International plc shares.    For sake of completeness, it shall be mentioned that the proceeds paid to Weatherford International plc for the issuance of new shares as a result of the exercise of the Warrant, to the extent no exemption applies, is subject to issuance stamp duty levied at 1%. Weatherford International plc will be liable for Swiss issuance stamp duty.

EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

Plan of distribution (Conflicts of Interest)

J.P. Morgan Securities LLC, referred to as the placement agent, has entered into a placement agency agreement with us in which it has agreed to act as placement agent in connection with the offering. Subject to the terms and conditions contained in the placement agency agreement, the placement agent is using its best efforts to introduce us to certain potential investors who will purchase the ordinary shares and the Warrant. The placement agent has no obligation to buy any of the ordinary shares and the Warrant from us nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the ordinary shares and the Warrant, but has agreed to use its best efforts to arrange for the sale of all of the ordinary shares and the Warrant.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities under the Securities Act. The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to pay the placement agent a fee equal to     % of the proceeds of this offering and to reimburse the placement agent for reasonable expenses that it incurs in connection with the offering.

The following table shows the per ordinary share and Warrant and total fees we will pay to the placement agent assuming the sale of all of the ordinary shares and the Warrant offered pursuant to this prospectus supplement:

Per ordinary share and Warrant	$
Total	$

We and our officers and directors have agreed to a 60-day “lock-up” with respect to the ordinary shares and other of our securities that they beneficially own. This means that, subject to certain exceptions, for a period of 60 days following the closing of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the placement agent.

This is a brief summary of certain provisions of the placement agency agreement that we have entered into and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-37.

The placement agent and certain of its affiliates have provided in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the placement agent and certain of its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

The transfer agent for our ordinary shares to be issued in this offering is DTC. We currently anticipate that the closing of the securities will take place on or about November 21, 2016. At the closing, DTC will credit the ordinary shares and the Warrant to the respective accounts of the investors.

Conflicts of Interest

Because an affiliate of the placement agent is a lender under our revolving credit agreement and our term loan agreement and may receive 5% or more of the net proceeds of this offering if we repay amounts outstanding under our revolving credit agreement or our term loan agreement using the net proceeds from this offering, it is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, the placement agent will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Please read “Use of Proceeds.”

Legal matters

The validity of the ordinary shares and the Warrant being offered by this prospectus supplement and the accompanying prospectus with respect to the laws of Ireland will be passed upon for us by Matheson, and certain other legal matters will be passed upon for us by Latham & Watkins LLP. Certain legal matters will be passed upon for the placement agent by Morrison & Foerster LLP, New York, New York.

Experts

The consolidated financial statements and schedule of Weatherford International plc as of December 31, 2015 and December 31, 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find additional information

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our ordinary shares are listed on the NYSE under the symbol “WFT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.weatherford.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

Incorporation by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. Except to the extent that therein information is deemed furnished and not filed pursuant to securities laws and regulations, this prospectus supplement incorporates by reference the documents set forth below that we previously filed with the SEC. You should not assume that the information in this prospectus supplement is current as of the date other than the date on the cover page of this prospectus supplement. These documents contain important information about us. Information that we file later with the SEC will automatically update and supersede this information.

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 16, 2016;

•	Our Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC on May 5, 2016, July 29, 2016 and October 28, 2016, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 26, 2016; and

•

Our Current Reports on Form 8-K or Form 8-K/A, as filed with the SEC on February 4, 2016, March 3, 2016, May 10, 2016, May 27, 2016, June 7, 2016, June 8, 2016, June 10, 2016, June 15, 2016, June 16, 2016, June 17, 2016, June 21, 2016 (as amended on Form 8-K/A filed on July 8, 2016), July 22, 2016 and September 27, 2016 and November 9, 2016 (in each case, excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Weatherford International plc

Attention: Investor Relations

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

PROSPECTUS

Weatherford International plc

(an Irish public limited company)

Ordinary Shares

Warrants

Guarantees of Debt Securities

Weatherford International Ltd. (a Bermuda exempted company ) Debt Securities Guarantees of Debt Securities	Weatherford International, LLC (a Delaware limited liability company) Debt Securities Guarantees of Debt Securities

Weatherford International plc, a public limited company organized under the laws of Ireland (“Weatherford Ireland”), Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), and Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”), may offer the above listed securities, or any combination thereof, and sell from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering. Weatherford Ireland, Weatherford Bermuda and Weatherford Delaware may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to consummate sales of securities of Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware, unless it is accompanied by a prospectus supplement.

The ordinary shares of Weatherford Ireland are traded under the symbol “WFT” on the New York Stock Exchange.

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the headings “Forward-Looking Statements” on page 4 and “Risk Factors” on page 6 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus and the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” under the U.S. Securities Act of 1933, as amended, which we refer to as the “Securities Act,” using a “shelf” registration process. Under this shelf registration process, Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware may, over time, offer and sell an indeterminate amount of the securities described in this prospectus in one or more offerings. This prospectus describes some of the general terms that may apply to the securities that Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware may offer and the general manner in which the securities may be offered. Each time Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware offer securities, Weatherford Ireland, Weatherford Bermuda or Weatherford Delaware will provide one or more prospectus supplements that will contain specific information about the terms of the securities being offered and the manner in which they may be offered. A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. We urge you to read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement, any related free writing prospectus and any document incorporated by reference is accurate as of any date other than the dates of those documents. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

Unless the context requires otherwise or unless otherwise noted, as used in this prospectus or any prospectus supplement:

•	“Weatherford Ireland” refers to Weatherford International plc, an Irish public limited company.

•	“Weatherford Bermuda” refers to Weatherford International Ltd., a Bermuda exempted company and wholly owned, indirect subsidiary of Weatherford Ireland.

•	“Weatherford Delaware” refers to Weatherford International, LLC, a Delaware limited liability company and wholly owned, indirect subsidiary of Weatherford Ireland.

•	“We,” “us” or “our” refers to Weatherford Ireland and its subsidiaries (including Weatherford Bermuda and Weatherford Delaware) on a consolidated basis.

Consent under the Exchange Control Act of 1972 (and its related regulations) has been granted by the Bermuda Monetary Authority for the issue and transfer of securities of Bermuda companies (other than equity securities) to and between non-residents of Bermuda for exchange control purposes. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus or any accompanying prospectus supplement.

ABOUT US

We are one of the world’s leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We conduct operations in over 100 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world.

Weatherford Ireland is incorporated in Ireland and is the ultimate parent company of the Weatherford group. Each of Weatherford Bermuda and Weatherford Delaware is an indirect, wholly owned subsidiary of Weatherford Ireland. Weatherford Ireland currently conducts all of its operations through its subsidiaries, including Weatherford Bermuda and Weatherford Delaware.

Our principal executive offices are located at Bahnhofstrasse 1, 6340 Baar, Switzerland and our telephone number at that location is +41.22.816.1500.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and at our website at www.weatherford.com. Information on our website is not incorporated by reference in this prospectus. You may also access, read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, our SEC filings may be read and copied at the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents (other than information furnished rather than filed and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit thereto):

•	Weatherford Ireland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 16, 2016;

•	Weatherford Ireland’s Current Reports on Form 8-K or Form 8-K/A, as filed with the SEC on February 4, 2016, March 3, 2016, May 10, 2016, May 27, 2016, June 7, 2016, June 8, 2016, June 10, 2016, June 15, 2016, June 16, 2016, June 17, 2016, June 21, 2016, July 8, 2016, July 22, 2016, September 27, 2016 and November 9, 2016; and

•	The description of Weatherford Ireland’s Ordinary Shares contained in Item 8.01 of Weatherford Ireland’s Current Report on Form 8-K, as filed with the SEC on June 17, 2014.

In addition, all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” (other than information furnished rather than filed and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit thereto), shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at our U.S. Investor Relations Department at the following address or calling the following number:

Weatherford International Ltd.

Attention: Investor Relations

2000 St. James Place

Houston, Texas 77056

(713) 836-4000

FORWARD-LOOKING STATEMENTS

This prospectus includes, and any accompanying prospectus supplement may include, various statements relating to future financial performance and results, including certain projections, business trends and other statements that are not historical facts. These statements constitute “Forward-Looking Statements” as defined in the Securities Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “strategy,” “plan,” “guidance,” “outlook,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, although not all forward-looking statements contain these identifying words.

Forward-looking statements reflect our beliefs and expectations based on current estimates and projections. While we believe these expectations, and the estimates and projections on which they are based, are reasonable and were made in good faith, these statements are subject to numerous risks and uncertainties. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Furthermore, from time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required under federal securities laws. The following sets forth various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of these risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, those described below under “Risk Factors” and the following:

•	the price volatility of oil, natural gas and natural gas liquids, including the impact of the significant decline in the price of crude oil;

•	global political, economic and market conditions, political disturbances, war, terrorist attacks, changes in global trade policies, and international currency fluctuations;

•	nonrealization of expected benefits from our acquisitions or business dispositions and our ability to execute such acquisitions and dispositions;

•	our ability to realize expected revenues and profitability levels from current and future contracts;

•	our ability to manage our workforce, supply chain and business processes, information technology systems and technological innovation and commercialization, including the impact of our cost reduction plans;

•	our high level of indebtedness and our ability to service our indebtedness;

•	increases in the prices and availability of our raw materials;

•	potential non-cash asset impairment charges for long-lived assets, goodwill, intangible assets or other assets;

•	changes to our effective tax rate and cash tax payments;

•	nonrealization of potential earnouts associated with business dispositions;

•	downturns in our industry which could affect the carrying value of our goodwill;

•	member-country quota compliance within the Organization of the Petroleum Exporting Countries;

•	adverse weather conditions in certain regions of our operations;

•	our ability to realize the expected benefits from our redomestication from Switzerland to Ireland and to maintain our Swiss tax residency;

•	failure to ensure on-going compliance with current and future laws and government regulations, including but not limited to environmental and tax and accounting laws, rules and regulations; and

•	limited access to capital, significantly higher cost of capital, or difficulty raising additional funds in the equity or debt capital markets.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC under the Exchange Act, and the Securities Act. For additional information regarding risks and uncertainties, see “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, along with any risk factors contained in our quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we will use the net proceeds received by us from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. We will not receive any of the proceeds from the sale of our securities by selling securityholders offered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2016		2015		2014		2013		2012		2011
Ratio of earnings to fixed charges	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	2.30x

(1)	For the nine months ended September 30, 2016 and for the years ended December 31, 2015, 2014, 2013 and 2012, earnings before fixed charges were inadequate to cover fixed charges by $2.3 billion, $2.1 billion, $266 million, $211 million and $349 million, respectively.

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our earnings (loss) before income taxes, minority interest, discontinued operations and equity in earnings of unconsolidated investees and (b) fixed charges, net of interest capitalized plus (c) distributed income from equity investments. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the ordinary shares, warrants, debt securities and guarantees that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated herein by reference.

PLAN OF DISTRIBUTION

We or selling securityholders may offer and sell the securities that may be offered pursuant to this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the applicable prospectus supplement a description of the specific plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

Certain U.S. legal matters in connection with the securities will be passed upon for us by Latham & Watkins LLP. Certain Bermuda legal matters in connection with the securities will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman Limited. Certain Irish legal matters in connection with the securities will be passed upon for us by our special Irish counsel, Matheson. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Weatherford International plc as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

Certain Bermuda legal matters in connection with the debt securities or guarantees that Weatherford Bermuda may issue under a prospectus supplement will be passed upon for Weatherford Bermuda by its special Bermuda counsel, Conyers Dill & Pearman Limited. An employee of that firm’s affiliated company, Codan Services Limited, is Weatherford Bermuda’s secretary.

Weatherford International plc

84,500,000 ordinary shares

Warrant to purchase 84,500,000 ordinary shares

and 84,500,000 ordinary shares issuable upon exercise of the warrant

Preliminary prospectus supplement

J.P. Morgan

                    , 2016